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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                             Berkshire Hathaway Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class B Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   084670207
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/X/      Rule 13d-1(b)

/ /      Rule 13d-1(c)

/ /      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 084670207

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Trustees of General Electric Pension Trust
         I.R.S. # 14-6015763
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)  / /
(b)  /X/
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of New York
--------------------------------------------------------------------------------
NUMBER OF SHARES        5.     SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING              None
PERSON WITH:            --------------------------------------------------------
                        6.     SHARED VOTING POWER

                               31,535
                        --------------------------------------------------------
                        7.     SOLE DISPOSITIVE POWER.

                               None
                        --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER.

                               31,535
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       31,535

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

       / /

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.59% (1.45% if aggregated with the shares beneficially owned by General Electric Investment Corporation and GE Asset Management Incorporated)
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       EP

CUSIP NO. 084670207

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Investment Corporation, as Investment Manager of GEPT (as defined below) and as Investment Adviser to certain other entities and accounts
         I.R.S. #22-2152310
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)  / /
(b)  /X/
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES        5.     SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING              14,104
PERSON WITH:            --------------------------------------------------------
                        6.     SHARED VOTING POWER

                              31,535
                        --------------------------------------------------------
                        7.     SOLE DISPOSITIVE POWER.

                              14,104
                        --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER.

                              31,535
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       45,639

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES SEE INSTRUCTIONS)

       / /

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.85% (1.45% if aggregated with the shares beneficially owned by GE Asset Management Incorporated)
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       IA, CO

CUSIP NO. 084670207

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), as Investment Adviser to certain entities and accounts I.R.S. #06-1238874
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

(a)  / /
(b)  /X/
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES        5.       SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                31,711
PERSON WITH:            --------------------------------------------------------
                        6.       SHARED VOTING POWER

                                 None
                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 31,711
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 None
--------------------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         31,711

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        / /

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.59% (1.45% if aggregated with the shares beneficially owned by General Electric Investment Corporation)
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON *

--------------------------------------------------------------------------------
        IA, CO
--------------------------------------------------------------------------------

CUSIP NO. 084670207

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Company
         I.R.S. #14-0689340
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)  / /
(b)  /X/
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of New York
--------------------------------------------------------------------------------
NUMBER OF SHARES        5.       SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                0
PERSON WITH:
                        --------------------------------------------------------
                        6.       SHARED VOTING POWER

                                 Disclaimed (see 9 below)
                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 0
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        Beneficial ownership of all shares disclaimed by General Electric
        Company

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
        /X/  Disclaimed (see 9 above)

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        Not applicable (see 9 above)
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        CO

CUSIP NO.  721596104

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Capital Services, Inc. (formerly known as General Electric Financial Services, Inc.)
         I.R.S. #06-1109503
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)  / /
(b)  /X/
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES        5.       SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                None
PERSON WITH:
                        --------------------------------------------------------
                        6.       SHARED VOTING POWER

                                 Disclaimed (see 9 below)
                        --------------------------------------------------------
                        7.       SOLE DISPOSITIVE POWER.

                                 None
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       Beneficial ownership of all shares disclaimed by General Electric Capital Services, Inc.

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
       /X/  Disclaimed (see 9 above)

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       Not applicable (see 9 above)
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       CO

INTRODUCTORY NOTE: This Amendment No. 1 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), a Delaware corporation and a wholly owned subsidiary of GE ("GEAM"), and the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") on February 17, 1999 (as amended, the "Schedule 13G"). GEIC is a registered investment adviser and acts as the Investment Manager of GEPT, and as an Investment Adviser to certain other entities and accounts, and may be deemed to be the beneficial owner of 31,535 shares of Class B Common Stock of Berkshire Hathaway Inc. (the "Issuer") owned by GEPT and of 14,104 shares of Class B Common Stock of the Issuer owned by such other entities and accounts. GEAM is a registered investment adviser and acts as an Investment Adviser to certain entities and accounts, and may be deemed to be the beneficial owner of 31,711 shares of Class B Common Stock of the Issuer owned by such entities or accounts. GEAM, GEPT and GEIC each expressly disclaim that they are members of a "group". GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group". The Items from
Schedule 13G are hereby amended to read as follows:

ITEM 4            OWNERSHIP
---------------------------

                                                          GEPT           GEIC           GEAM             GE

(a)    Amount beneficially owned                        31,535          45,639         31,711             0

(b)    Percent of class                                  0.59%           0.85%          0.59%        disclaimed

(c)    No. of shares to which person has

       (i)    sole power to vote or direct the vote       None          14,104         31,711           None

       (ii)   shared power to vote or direct             31,535         45,639          None         disclaimed

       (iii)  sole power to dispose or to direct
              disposition                                 None          14,104         31,711           None

       (iv)   shared power to dispose or to direct
              disposition                                31,535         45,639          None         disclaimed


NOTE: The Schedule 13G filed on February 17, 1999 contained an erroneous calculation of the percentage of beneficial ownership on the basis of the total number of shares of Class A Common Stock outstanding. The Reporting Persons never owned more than 5% of the total number of shares of Class B Common Stock.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
--------------------------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                  [X]

ITEM 10           CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                            GENERAL ELECTRIC PENSION TRUST

                                            By:  General Electric Investment
                                            Corporation, its Investment Manager

                                            By:    /s/ Michael M. Pastore
                                               ---------------------------------
                                                   Name:  Michael M. Pastore
                                                   Title:  Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                            GENERAL ELECTRIC INVESTMENT
                                            CORPORATION

                                            By:    /s/ Michael M. Pastore
                                               ---------------------------------
                                                   Name:  Michael M. Pastore
                                                   Title:  Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                                     GE ASSET MANAGEMENT
                                                     INCORPORATED

                                                     By:  /s/ Micheal M. Pastore
                                                        ------------------------
                                                        Name: Michael M. Pastore
                                                        Title:  Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                                     GENERAL ELECTRIC COMPANY

                                                     By:  /s/ John H. Myers
                                                        ------------------------
                                                           Name: John H. Myers
                                                           Title: Vice President

                                                                      SCHEDULE I

                             JOINT FILING AGREEMENT

                  This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Class B Common Stock of Berkshire Hathaway, Inc. is being filed on behalf of each of the undersigned.

Dated: February 14, 2000                    GENERAL ELECTRIC PENSION TRUST
                                            By: General Electric Investment
                                            Corporation, its Investment Manager

                                            By:    /s/ Michael M. Pastore
                                               ---------------------------------
                                                   Name: Michael M. Pastore
                                                   Title:  Vice President

                                            GENERAL ELECTRIC INVESTMENT
                                            CORPORATION

                                            By:    /s/ Michael M. Pastore
                                               ---------------------------------
                                                 Name: Michael M. Pastore
                                                 Title:  Vice President

                                            GE ASSET MANAGEMENT INCORPORATED

                                            By:    /s/ Michael M. Pastore      `
                                               ---------------------------------
                                                    Name: Michael M. Pastore
                                                    Title:  Vice President

                                            GENERAL ELECTRIC COMPANY

                                            By:  /s/ John H. Myers
                                               ---------------------------------
                                                 Name: John H. Myers
                                                 Title: Vice President

                                                                     SCHEDULE II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

   The names of the Trustees of General Electric Pension Trust are as follows:



                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                 Donald W. Torey

                                 John J. Walker